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Exhibit 10.14

NCR	Agreement ref. TRM 001

RENTAL AGREEMENT
(IT products)

CUSTOMER DETAILS

Name	: TRM (ATM) LIMITED
Address	: Unit 4, Brunel Centre, Newton Road, Crawley, West Sussex RH10 2US
Contact Name		: Telephone:

SUPPLIER

Name	: NCR LIMITED
Address	: 206 Marylebone Road, London NW1 6LY

PRODUCT DETAILS

PRODUCTS to be installed

QUANTITY	DESCRIPTION, MODEL NUMBER	SERIAL NUMBER	PERIODIC RENTAL CHARGE
See Schedule of Products attached
Special terms
1.
Notwithstanding the date of signature by the Customer of the Delivery Certificate, the Commencement Date shall be deemed to be 1 April 2002 and Rental Charges shall be paid by the customer to NCR accordingly.
2.	The Rental Charges during the Minimum Rental Period shall be as follows:
	Amount		No. of payments
1
15

(Continuation sheet(s) attached if applicable)

PRODUCTS to be retained (where Products have been brought forward from an existing or previous agreement)

QUANTITY	DESCRIPTION, MODEL NUMBER	SERIAL NUMBER	PERIODIC RENTAL CHARGE

(Continuation sheet(s) attached if applicable)

FINANCIAL DETAILS

PERIODIC RENTAL CHARGE	see Product Details section on page 1	+ VAT	MINIMUM RENTAL PERIOD	48	months commencing on the First Payment Date
RENTAL FREQUENCY	Quarterly		FIRST RENTAL	the part rental charge, calculated pro rata to the periodic Rental Charge, for the period (if any) from the Commencement Date (see clause 1.1.1) to the First Payment Date
(Monthly/Quarterly)
PAYMENT DATES	the Commencement Date and thereafter the corresponding date in each succeeding calendar quarter
FIRST PAYMENT DATE	the Commencement Date

The Customer requests NCR to let the Products to the Customer under this Agreement.
 NCR agrees to let and the Customer agrees to take on rental the Products on the terms and conditions of this Agreement.

Signed on behalf of TRM (ATM) LIMITED	Accepted on behalf of NCR LIMITED ("NCR")
/s/ P. A. Townsley	/s/ Roger Bracken

(Signature)	(Signature)
VP, NCR, FSD
Peter A. Townsley	UK, IRELAND

(Full Name)
13/08/02
(Date)
Managing Director (Position)
206 Marylebone Road
18/7/02	London NW1 6LY
(Date)

TERMS AND CONDITIONS

SECTION 1—SUPPLY TERMS
1.1	DELIVERY AND ACCEPTANCE
1.1.1
The Customer will accept delivery of the Products from NCR and will sign a Delivery Certificate, in the form provided by NCR, at the time of delivery or, if applicable, upon completion of appropriate acceptance procedures. "Commencement Date" means the date of signature by the Customer of the Delivery Certificate. Signature of the Delivery Certificate will be conclusive proof that the Products have been delivered complete and in good condition and are accepted by the Customer for the purpose of this Agreement.
1.1.2
References to "Products" shall mean, as the context allows or requires, all or any of the items listed in the Product Details section above. The Products may comprise tangible items of equipment ("Equipment") and/or machine software ("Software") and shall include any related manuals, service records and other documentation.
1.2	SELECTION OF PRODUCTS, WARRANTIES
1.2.1
The Customer agrees that it has used its own skill and judgement in selecting the Products and deciding upon their suitability for its purpose. NCR makes no representation or warranty as to whether the Products are of satisfactory quality or as to their description, performance or fitness for any purpose (whether disclosed to NCR or not) and any condition or warranty which may be implied by law is expressly excluded. The Customer represents that it will use the Products in the course of a business and agrees that it is reasonable for NCR to exclude liability under this clause 1.2.1 and clause 2.6.
1.2.2
The Customer agrees that it does not rely on any oral or written statements or representations on the part of NCR except any written statements or representations incorporated in or referred to in this Agreement.
SECTION 2—RENTAL TERMS
2.1	DURATION
2.1.1
The renting of the Products commences on the Commencement Date and, unless terminated in accordance with clause 2.4 or 2.5.4, continues until terminated by the Customer in accordance with clause 2.1.2 or by NCR in accordance with clause 2.7.
2.1.2
The Customer may terminate the renting of the Products by giving NCR 6 months' notice to expire on the last day of the Minimum Rental Period or on the day prior to any subsequent Payment Date. The Minimum Rental Period and Payment Dates are specified in the Financial Details section above.
2.2	RENTAL CHARGES AND PAYMENT
2.2.1
Rent for the Products will be charged from the Commencement Date. The Customer will pay to NCR, on the First Payment Date, the First Rental (if any) together with the first periodic Rental Charge. Thereafter the Customer will pay the periodic Rental Charge in advance on each successive Payment Date until termination. Upon expiry of the Minimum Rental Period or any renewal period, Rental Charges shall continue at the then applicable rate unless renegotiated at the Customer's request.
2.2.2	All payments due under this Agreement will be subject to value added tax at the rate prevailing from time to time. NCR will issue periodic invoices for value added tax purposes.
2.2.3
The Customer will pay Rental Charges to NCR by standing order or direct debit without prior demand and in sufficient time so as to be received in cleared funds by the due date. Time of payment of all sums falling due is of the essence of this Agreement.

2.2.4
The Customer agrees to make all payments without deduction or set-off even if the Products are not fully operational or if the Customer has any outstanding claim or allegation against NCR. If any deduction or withholding is required by law, that payment will be increased so that the amount received by NCR equals the amount it would have received in the absence of such requirement.
2.2.5	NCR may charge interest on overdue payments from the due date to the date of actual payment at the rate of 4% per annum over Barclays Bank base rate for the time being, compounded quarterly.
2.3	USE OF PRODUCTS
2.3.1	NCR shall allow the Customer quiet possession and use of the Products until termination, provided that it performs all of its obligations under this Agreement.
2.3.2
The Customer will keep the Products at the Customer's Site(s) specified in the Delivery Certificate and will ensure that they comply and are used in compliance with all applicable regulations and statutes. The Customer will allow NCR to inspect the Equipment by arrangement upon reasonable notice and, if required by NCR, will allow NCR to attach identification labels.
2.3.3
The Customer will at its own expense keep the Equipment complete, in good condition (fair wear and tear excepted) and in good working order. The Customer will be responsible for obtaining all permits required, and for the payment of all taxes, registration charges or other outlays applicable to the use or operation of the Equipment. If the Equipment is of a type which is customarily covered by a maintenance contract, then the Customer shall enter into an appropriate maintenance contract with the Supplier or some other competent and reputable maintainer.
2.3.4
The Customer agrees that it will not acquire any right, title or interest in the Products except as set out in this Agreement and will not take or permit any action which may prejudice the rights of NCR. In particular, the Customer will not sub-let or offer or agree to sell the Products nor permit any charge or lien to arise over them. The Customer may not assign its rights or obligations under this Agreement without the written consent of NCR.
2.3.5
Except as provided below, all additions, improvements and replacements to or of the Equipment will belong to NCR and will be re-delivered to NCR upon termination. The Customer may retain any accessories or ancillary items fitted to or in the Equipment (which are not subject to this Agreement or any other agreement between the Customer and NCR) provided that the removal of such items does not cause any damage or disfigurement and does not cause the operational capability of the Products to be less than when they were originally supplied under this Agreement.
2.3.6
Upon termination of the renting of the Products, however arising, the Customer will re-deliver the Products, at its own expense, to such destination in the mainland UK as NCR shall direct and in accordance with the conditions in clauses 2.3.6.1 to 2.3.6.3.
2.3.6.1
The Products shall be complete (including any power cables, data cables, power adapters, security keys or other devices with which they were originally supplied), in good condition (fair wear and tear excepted), in good working order and generally in the same state of readiness for use as when originally supplied.
2.3.6.2	The Products shall be properly packaged and crated and re-delivered in a single shipment or, if there are two or more Customer Sites, in a single shipment from each site.

2.3.6.3
If the Equipment has been, or is of a type which customarily is, covered by a maintenance contract, the Customer shall on or before re-delivery provide a letter of confirmation from the Supplier or from a competent and reputable maintainer of equipment of the same type as the Equipment certifying that the Equipment is in good working order and that it is eligible to be the subject of a maintenance contract on standard terms (for equipment of the same age) with such party.
2.3.7
If the Customer fails to re-deliver any Products in accordance with clause 2.3.6, the Customer shall be liable to NCR for the costs of recovering the Products, of restoring them to the condition required by clause 2.3.6 and of replacing any missing parts and accessories. If any Products are not re-delivered within 7 days of the date on which they are due to be re-delivered (which, subject to any deferral provided below, shall be the date of termination of the renting of the Products), then unless the Customer has given notice to NCR of a total loss and paid the sum due under clause 2.5.4, the date for re-delivery of such Products shall be deferred to the next following Payment Date and the Customer shall pay to NCR, as compensation for deferral of re-delivery, an amount equal to the Rental Charge which would have been applicable for such period at the rate applicable preceding termination.
2.4	THIS CLAUSE INTENTIONALLY OMITTED
2.5	INSURANCE OF PRODUCTS AND RISK
2.5.1	All risks of loss of or damage to the Products will pass to the Customer at the time of delivery to the Customer.
2.5.2
The Customer will, at its own expense, maintain with a reputable insurer, as from the date of delivery until the date on which the Products are re-delivered to or recovered by NCR, insurance cover against: (i) loss or damage for an amount not less than the replacement value of the Products or, if greater, 120% of the Rental Charges remaining to be paid during the Minimum Rental Period; and (ii) third party risks. If required by NCR, the insurance policy will record NCR's interest in the Products and will name NCR as loss payee.
2.5.3
If any Products are damaged, the Customer will, at its own cost, repair the damaged items or replace them with similar items of equal value and no less operational capability and the Customer will cause title to any replacement items to vest in NCR. Provided such repairs or replacements have been carried out, any insurance proceeds received by NCR will be paid to the Customer as a rebate of Rental Charges.
2.5.4
If NCR is notified that any Products have been lost, confiscated, stolen or damaged beyond economic repair, the renting of those Products ("Lost Products") will immediately terminate. Unless NCR has agreed in writing to accept replacement items, the Customer will forthwith on demand pay to NCR, in respect of the Lost Products, the amount calculated in accordance with clause 2.7.2.2. Following receipt by NCR of that amount, any insurance proceeds received by NCR will be paid to the Customer as a rebate of Rental Charges.
2.6	LIABILITY OF NCR AND CUSTOMER

The Customer agrees that NCR shall have no liability (except in relation to death or personal injury caused by negligence on the part of NCR) for any loss or damage caused directly or indirectly by the Products or arising out of the hiring, possession, use or operation of the Products. The Customer indemnifies NCR against all losses, liabilities, costs, claims, expenses and demands suffered or incurred by NCR as a consequence of claims made against NCR by any other party in relation to or arising out of the hiring, possession, use or operation of the Products.

2.7	DEFAULT AND TERMINATION
2.7.1
If any of the events listed below should occur, it will constitute a repudiation by the Customer of this Agreement and at any time thereafter NCR may, by giving notice to the Customer, accept that repudiation and declare the renting of the Products terminated. The events are:
2.7.1.1	the Customer failing to pay in full within 7 days of its due date any payment required by this Agreement;
2.7.1.2
the Customer being in material breach of any other obligation under this Agreement or any other agreement between the Customer and NCR, and failing to remedy that breach within 7 days of being required to do so;
2.7.1.3	the appointment or the presentation of a petition for the appointment of a liquidator, receiver, administrator or administrative receiver over any part of the Customer's business or assets;
2.7.1.4	the Customer ceasing to trade or being declared insolvent or being unable to pay its debts as they fall due;
2.7.1.5
the Customer ceasing to be a subsidiary (within the meaning of s.736 of the Companies Act 1985) of the company which, at the date of NCR's acceptance of this Agreement, was its ultimate holding company.
2.7.2	Upon termination under clause 2.7.1:
2.7.2.1
the Customer will no longer be in possession of the Products with NCR's consent and, if the Customer has not re-delivered the Products in accordance with clause 2.3.6, NCR or its agent may enter the Customer's Site without further permission and take possession of the Products; and
2.7.2.2
the Customer will immediately pay to NCR, as an agreed pre-estimate of the loss that would be suffered by NCR as a consequence of termination, an amount equal to the aggregate of all Rental Charges then due but unpaid together with interest due under clause 2.2.5; plus all costs incurred by NCR in enforcing or seeking to enforce this Agreement and in locating and recovering the Products; plus the sum of all further Rental Charges which, but for termination, would have fallen due during the Minimum Rental Period, each discounted at 3% per annum for accelerated payment; plus all other sums due under this Agreement.
2.8	OWNERSHIP AND ASSIGNMENT
2.8.1
NCR may at any time assign the benefit of this Agreement or the right to receive payment of Rental Charges and other sums payable under this Agreement to another party. In that event, the Customer will owe to NCR's assignee all obligations and liabilities to be performed or discharged by the Customer under this Agreement as if that assignee was named in this Agreement in place of NCR. Any such assignment shall not affect NCR's obligations to the Customer. The Customer agrees that it will not claim or exercise against NCR's assignee any right of defence, set off or counterclaim in respect of any actual or alleged failure by NCR to perform such obligations.
2.8.2
Either NCR or NCR's assignee may give notice of any assignment to the Customer. The Customer agrees to comply with all directions given in such notice as to the performance of this Agreement or as otherwise directed by NCR's assignee provided that any such directions shall not impose any greater burden or liability on the Customer.
SECTION 3—GENERAL PROVISIONS
3.1
This Agreement will not be binding until it has been signed on behalf of each of the parties. Each party confirms that it has taken all action necessary to authorise the execution of and the performance of its obligations under this Agreement.

3.2
The Customer represents and warrants that there has been no material adverse change in its financial position since the date to which its last audited accounts are made up. The Customer undertakes, whilst this Agreement continues, that it will provide NCR with a copy of its latest audited accounts promptly upon the same becoming available together with any other information concerning the Customer that NCR may reasonably require.
3.3
All notices to be given under this Agreement will be in writing addressed to the relevant party at its address shown in this Agreement or at its registered office. Notices may be sent by hand or by pre-paid mail. Notices sent by facsimile will be of no effect unless confirmed by pre-paid mail.
3.4
The parties acknowledge and confirm that this Agreement, together with the Delivery Certificate(s), is the entire agreement between them relating to the renting of the Products. Any modification of or addition to this Agreement must be in writing which refers to this Agreement and must be signed on behalf of the Customer and NCR.
3.5	Any failure of NCR to exercise in whole or in part its rights under this Agreement will not constitute a waiver of those rights.
3.6
Where the context allows, the provisions of this Agreement will continue to apply following expiry or termination of the renting of the Products. If any provision is held to be invalid, illegal or unenforceable in any respect, all other provisions will remain intact.
3.7	This Agreement is governed by the law of England and the parties agree that the English courts will have non-exclusive jurisdiction.

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  Exhibit 10.14
RENTAL AGREEMENT (IT products)
TERMS AND CONDITIONS